UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2004

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-72574	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Douglas Drive, Sanford, North Carolina		27330-1410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former Name or Former Address, if Changed since Last Report)

Item 5.	Other Events and FD Disclosure.

Senior Credit Facility. On March 12, 2004, The Pantry, Inc. (the “Company”) amended and restated its existing senior secured credit facility, which consists of a $345.0 million term loan maturing on March 12, 2011 and a $70.0 million revolving credit facility terminating on March 12, 2010. Borrowings under the term loan were used to refinance the Company’s credit facilities in existence at that time and pay related fees, expenses and prepayment penalties, as well as for general corporate purposes. The revolving credit facility will be used for the Company’s working capital and general corporate requirements. As of June 29, 2004, the Company’s outstanding term loan balance was $345.0 million, and there were no amounts outstanding under the revolving credit loan.

Borrowings under the Company’s credit facility generally bear interest, at the Company’s option, at either the base rate (generally the greater of the applicable prime lending rate of Wachovia Bank or the federal funds effective rate plus ½ of 1%) plus 1.50% (if the Company’s leverage ratio (as defined in the credit facility) is greater than or equal to 3.50 to 1.0) or 1.25% (if the Company’s leverage ratio is less than 3.50 to 1.0), or at a rate based on the London interbank offered rate, or LIBOR, plus 2.75% (if the Company’s leverage ratio is greater than or equal to 3.50 to 1.0) or 2.50% (if the Company’s leverage ratio is less than 3.50 to 1.0). In addition, the Company is required to pay a quarterly fee of 0.75% on the average daily unused portion of the revolving credit loan commitment. The Company has from time to time entered into certain hedging agreements in an effort to mitigate fluctuations in interest rates and manage its interest rate risk, and anticipates that it will continue to use hedging agreements for these purposes in the future but cannot assure that we will continue to do so, or on favorable terms or at all, in the future.

The Company’s senior credit facility is unconditionally guaranteed by its existing and future, direct and indirect domestic subsidiaries. The Company’s senior credit facility is secured by (1) a first priority pledge of the capital stock of its subsidiaries and (2) first priority security interests in all of the Company’s and its subsidiaries’ tangible and intangible assets.

The Company’s senior credit facility contains affirmative and negative covenants that are customary in financings of its type (subject to customary exceptions). These covenants limit the Company’s and its subsidiaries’ ability to:

•	incur liens and encumbrances;

•	change its line of business;

•	enter into mergers, consolidations and similar fundamental corporate changes;

•	sell or dispose of assets except in the ordinary course of business;

•	enter into transactions with its shareholders and affiliates;

•	change its accounting policies, fiscal year or organizational documents;

•	declare dividends or redeem or repurchase capital stock; and

•	incur additional indebtedness.

The Company’s senior credit facility also contains financial covenants and tests that must be met with respect to maximum total leverage ratios, minimum fixed charge coverage ratios, and maximum capital expenditures. The senior credit facility requires the Company to:

•	comply with maximum consolidated pro forma leverage ratios on a sliding scale ranging from a high of 4.75 to 1.00 to a low of 3.50 to 1.00 over quarterly periods between March 12, 2004 and September 25, 2008 and thereafter;

•	maintain a consolidated fixed charge coverage ratio on a sliding scale ranging from a low of 1.00 to 1.00 to a high of 1.20 to 1.00 over quarterly periods between March 1, 2004 and September 29, 2009 and thereafter;

•	limit consolidated capital expenditures during any fiscal year to an amount less than or equal to the greater of (a) 30% of its consolidated pro forma EBITDA as of the end of the preceding fiscal year or (b) in fiscal 2004, $55.0 million, in fiscal 2005, $50.0 million, and for fiscal years after 2005, to $45.0 million (plus unspent amounts that are permitted to be carried forward from prior fiscal years up to a limit of $12.5 million for any fiscal year).

The senior credit facility limits the circumstances in which the Company can make acquisitions and requires that the Company remain in pro forma compliance with all of the financial covenants in the credit agreement after giving effect to such acquisitions. In addition, the senior credit agreement includes customary events of default, including failure to make payments when due; breaches of representations, warranties and covenants; judgments in excess of specified amounts; and upon a change of control. Under the credit agreement, a change of control occurs if, among other things, (a) any person other than a permitted holder (the Company’s current largest stockholder) acquires or holds more than 35% of the voting power of the Company’s common stock unless the permitted holder owns a greater percentage than such person, or (b) the current members of the Company’s board of directors or their nominees do not continue to constitute a majority of the board, or (c) a change of control as defined in the indenture governing the Company’s 7.75% senior subordinated notes due February 15, 2014 (the “Notes”) occurs.

The Company’s $70.0 million revolving credit facility is available to fund working capital, finance general corporate purposes and support the issuance of standby letters of credit. Borrowings under the revolving credit facility are limited by the Company’s outstanding letters of credit of $34.6 million. Furthermore, the revolving credit facility limits the Company’s outstanding letters of credit to $50.0 million. As of June 29, 2004, the Company had no borrowings outstanding under the revolving credit facility, it had approximately $35.4 million in available borrowing capacity, and $34.6 million of standby letters of credit were issued under the facility.

The term loans amortize on a quarterly basis with balloon payments at maturity. In addition, the Company is required to prepay the loans under the credit facility with (a) 50% of the net cash proceeds of most debt issuances, (b) 50% of the net cash proceeds received by the Company from any issuance of the Company’s capital stock, (c) the net cash proceeds of asset sales in excess of $2.0 million (unless the proceeds are reinvested in the business), and (d) 50% of excess cash flow as defined in the credit agreement (beginning with the fiscal year ending September 29, 2005).

Senior Subordinated Notes. On June 10, 2004, the Company completed an exchange offer relating to the Notes. Interest on the Notes is due semiannually on February 15 and August 15 of each year. The Notes contain covenants that, among other things and subject to various exceptions, restricts the Company and each of its subsidiaries’ ability to:

•	pay dividends or make distributions;

•	repurchase or redeem its capital stock;

•	make investments in non-affiliated entities;

•	incur liens to secure debt unless the Notes are secured on an equal and ratable basis with the obligations so secured;

•	enter into transactions with affiliates; or

•	engage in mergers, consolidations or sales of all or substantially all of its properties and assets.

The Company can incur additional debt under the Notes if its fixed charge coverage ratio for its most recently ended four fiscal quarters would have been at least 2.0 to 1.0 if the additional debt had been incurred at the beginning of such four quarter period. Even if the Company does not meet this ratio it can incur, among other things:

•	debt under its senior credit facility in an amount not to exceed (a) term debt of $345.0 million less the aggregate amount of net proceeds of asset sales it applies to repay term debt, and (b) revolving credit debt not to exceed the greater of (i) $70.0 million and (ii) a borrowing base less the aggregate amount of net proceeds of asset sales it applies to repay revolving credit debt;

•	capital leases and purchase money debt in amounts not to exceed in the aggregate the greater of (a) $35.0 million and (b) 10% of its consolidated net tangible assets;

•	intercompany debt;

•	hedging obligations incurred in the ordinary course of its business;

•	up to $25.0 million in any type of debt;

•	debt existing on the date the Notes were issued; or

•	debt for refinancing the above-described debt, so long as such debt is subordinated to the Notes to the same extent as the debt refinanced and meets certain other requirements.

The Notes also place conditions on the terms of asset sales or transfers and give the Company the option either to reinvest the net cash proceeds of an asset sale or transfer in an acquisition or in capital expenditures, or, if the Company does not reinvest those proceeds, to pay down its senior credit facility or other senior debt. If all of the net cash proceeds of an asset sale are not reinvested in its business or used to pay down its senior credit facility, the Company is required to use any excess proceeds of more than $10.0 million to offer to redeem its Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. In addition, upon the occurrence of a change of control, the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of redemption. Under the indenture governing the Notes, a change of control is deemed to occur if, among other things, (a) any person other than a permitted holder (the Company’s current largest stockholder) becomes the beneficial owner of 50% or more of the Company’s common stock, or (b) any person becomes the beneficial owner of more than 35% of the Company’s common stock and the permitted holders own a lesser percentage of the Company’s common stock than such other person and do not have the right or ability to elect a majority of the board. At any time prior to February 15, 2007, the Company may redeem on any one or more occasions up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings at a redemption price that is currently 107.75% of the principal amount thereof, plus accrued and unpaid interest. Except in this circumstance, the Notes are not redeemable at the Company’s option prior to February 15, 2009. On or after February 15, 2009, the Company may redeem the Notes in whole or in part at a redemption price that currently is set at 103.875% of the principal amount thereof, plus accrued and unpaid interest, and which decreases to 102.583% after February 15, 2010, 101.292% after February 15, 2011, and 100.0% after February 15, 2012.

The Notes contain events of default customary in similar transactions, including, among other things, acceleration of other debt aggregating $10.0 million or more, defaults in the payment at final maturity of other debt aggregating $10.0 million or more, and the failure to pay final judgments aggregating in excess of $10.0 million.

Pro Forma Consolidated Financial Data. As previously disclosed, the Company completed an acquisition of 138 convenience stores operating under the Golden Gallon® name from Ahold USA, Inc. on October 16, 2003. The Company filed a current report on Form 8-K/A (Amendment No. 1) on December 9, 2003 providing unaudited pro forma consolidated financial data for its fiscal year ended September 25, 2003 to give effect to the Golden Gallon® acquisition and related financing as if such events occurred at the beginning of fiscal 2003. The Company has provided below an unaudited pro forma statement of operations for the six months ended March 25, 2004 to give effect to the Company’s acquisition of Golden Gallon® and the related financing transactions as if such events occurred at the beginning of the six-month period ended March 25, 2004. The pro forma information provided herein is intended to supplement the previously filed unaudited pro forma consolidated financial data.

Management believes that, on the basis set forth herein, the pro forma statement of operations reflects a reasonable estimate of the Golden Gallon® acquisition based on currently available information. The acquisition has been accounted for under the purchase method of accounting. The allocation of purchase price has been based upon the estimated fair value of assets acquired and liabilities assumed, and is subject to finalization of the fair values of certain real estate assets and trademarks and tradenames, as well as a final working capital adjustment, as defined. Accordingly, certain of the purchase price allocations reflected in the pro forma statement of operations are preliminary and may be different from the final allocation of the purchase price and any such differences may be material. The pro forma financial data is presented for informational purposes only and does not purport to represent what the Company’s financial position or results of operations would have been had the Golden Gallon® acquisition in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with the Company’s consolidated financial statements and related notes appearing in the Company’s annual and quarterly reports filed with the SEC, and the financial statements of Golden Gallon® and related notes thereto appearing in the Company’s current report on Form 8-K/A (Amendment No. 1) filed with the SEC on December 9, 2003.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma consolidated statement of operations has been derived by the application of pro forma adjustments to the historical consolidated financial statements of the Company for the periods indicated. The pro forma adjustments, which are based upon available information and upon certain assumptions that the Company’s management believes are reasonable, are described in the accompanying notes.

Acquisition:

On October 16, 2003, the Company completed the acquisition of 138 convenience stores operating under the Golden Gallon® banner from Ahold USA, Inc. The acquired assets included 138 operating convenience stores, 131 of which are fee-owned stores, a dairy plant and related assets, a fuel hauling operation, corporate headquarters building and 25 undeveloped sites. Other than the dairy plant and related assets and the fuel hauling operation, the Company intends to use the acquired assets in the convenience store retail business. Simultaneously with the closing, the Company sold the dairy plant and related assets to National Dairy Holding, LP, a Delaware limited partnership, and the fuel hauling operation to Eagle Transport Corporation, a North Carolina corporation, each of whom are the Company’s existing suppliers.

The aggregate purchase price was $187.0 million. The acquisition was structured as two simultaneous transactions whereby certain real estate assets (114 of the 131 fee-owned stores) were purchased and financed through a $94.5 million sale-leaseback transaction, and the Golden Gallon® operations and the balance of the real estate assets were purchased for approximately $92.5 million in cash. The Company funded the second transaction with $12.5 million of existing cash and $80.0 million of debt through borrowings under the Company’s existing senior secured credit facility.

Unaudited Pro Forma Statement of Operations for the Six Months Ended March 25, 2004:

The unaudited pro forma statement of operations for the six-month period ended March 25, 2004 gives effect to the Company’s acquisition of Golden Gallon® and related financing transactions as if such events occurred at the beginning of such six-month period. Because the Company completed its acquisition of Golden Gallon® and the related financing transactions on October 16, 2003, the Company’s historical results of operations from that date include the operations of Golden Gallon® and reflect the related financing transactions. The unaudited pro forma statement of operations for the six-month period ended March 25, 2004 combines the Company’s historical results of operations for such six-month period (which reflect the operations of Golden Gallon® from October 16, 2003 through March 25, 2004) with the unaudited historical results of operations of Golden Gallon® for the 11-day period ended October 15, 2003. Consequently, the unaudited pro forma statement of operations includes Golden Gallon’s® results of operations during the six-month period ended March 25, 2004, except for its results of operations for the eight-day period from September 27 through October 4, 2003.

THE PANTRY, INC.

UNAUDITED QUARTERLY PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands except per share amounts)

	The Pantry Six Months Ended March 25, 2004	Golden Gallon Eleven Days Ended October 15, 2003	Acquisition/ Financing Adjustments		Total Pro Forma
Revenues:
Merchandise sales	$539,820	$3,903	$—		$543,723
Gasoline sales	990,571	7,739	—		998,310
Commissions	15,331	206	—		15,537

Total revenues	1,545,722	11,848	—		1,557,570

Cost of sales:
Merchandise	356,491	2,909	—		359,400
Gasoline	915,894	6,913	—		922,807

Total cost of sales	1,272,385	9,822	—		1,282,207

Gross profit	273,337	2,026	—		275,363

Operating expenses:
Operating, general and administrative expenses	210,570	1,530	286	(a)	212,304
			(82	)(b)
Depreciation and amortization	27,608	426	(337	)(c)	27,697

Total operating expenses	238,178	1,956	(133)		240,001

Income from operations	35,159	70	133		35,362

Other income (expense):
Loss on extinguishment of debt	(23,087)	—	—		(23,087)
Interest expense	(27,307)	(287)	(145	)(d)	(27,470)
			287	(d)
			(18	)(e)
Miscellaneous	367	6	—		373

Total other expense	(50,027)	(281)	124		(50,184)

Income/(loss) before income taxes	(14,868)	(211)	257		(14,822)
Income tax benefit/(expense)	5,724	84	(102	)(f)	5,706

Net income (loss) from continuing operations	$(9,144)	$(127)	$155		$(9,116)

Loss Per Share:
Basic and Diluted	$(0.48)				$(0.48)

NOTES TO UNAUDITED QUARTERLY

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a)	Reflects an increase in store rental expense of $286 in connection with the sale-leaseback financing associated with 114 of the fee owned acquired properties.

(b)	Reflects the elimination of salaries and related benefits for 53 Golden Gallon® administrative personnel who were not retained by the Company subsequent to the acquisition date.

(c)	The Golden Gallon® acquisition has been accounted for using the purchase method of accounting. The purchase price allocation has not been finalized and is subject to finalization of the fair values of certain real estate assets and trademarks and tradenames, as well as a working capital adjustment, as defined.

The excess of the purchase price over the historical basis of the net assets acquired has been allocated to the net assets acquired based on preliminary estimates. The actual allocation of the purchase cost, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein pending the completion of appraisals and other purchase price adjustments.

The following table reflects the reduction in depreciation expense as a result of the acquisition and the related sale-leaseback transaction:

Recorded Fair Value of Property and Equipment Acquired	Estimated Useful Life (in years)	Depreciation Expense Six Months Ended March 25, 2004	Less Historical Recorded Amounts	Total Adjustment Six Months Ended March 25, 2004
$31,366	8.5 – 33.5	$1,568	$1,905	$(337)

(d)	Reflects additional interest expense of $145 in connection with $80.0 million first lien term loan financing under the Company’s senior credit facility which was repaid on March 12, 2004. This first lien term loan accrued interest at LIBOR plus 4.25% and contained a LIBOR floor of 1.75%.

In connection with the acquisition, the Company did not assume debt obligations of Golden Gallon® totaling approximately $121.2 million and having interest rates ranging from 3.28% to 8.33%. As a result, interest expense of the acquired entity has been reduced by $287.

(e)	Reflects additional amortization of deferred financing costs resulting from entering into the amendment to the Company’s senior credit facility to include the additional $80.0 million in availability under the first lien term loan.

(f)	Reflects the adjustment necessary to record income tax expense at the Company’s estimated effective tax rate of 38.5%.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Second Amendment to the Branded Jobber Contract dated June 11, 2004 (asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment filing with the Securities and Exchange Commission).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

/S/ DANIEL J. KELLY
Daniel J. Kelly Vice President, Chief Financial Officer and Secretary (Authorized Officer and Principal Financial Officer)

Date: June 29, 2004